Exhibit 99.1

Investor Contact:	Media Contact:
Mark Melnyk	Lauren George
407-613-3327	407-613-8431
mark.melnyk@hgv.com	lauren.george@hgv.com

FOR IMMEDIATE RELEASE

Hilton Grand Vacations Provides Update on Impact from Maui Wildfires

ORLANDO, Fla. (Sept. 5, 2023) – Hilton Grand Vacations Inc. (NYSE:HGV) (“HGV” or “the Company”) today provided an update on its business in Hawaii following the recent wildfires on Maui.

The Company has 13 properties in the Hawaiian Islands, including two properties and sales centers in Maui: Kā’anapali Beach Club in Kā’anapali, and the recently opened Maui Bay Villas in Kīhei. Neither Maui property sustained physical damage, and the Company maintains business interruption insurance at both properties.

“The devastation that we’ve seen from the recent wildfires is tragic, and our thoughts are with the people of Maui, including our many team members who live and work on the island,” said Mark Wang, president and CEO of Hilton Grand Vacations. “Hawaii has always held a special place in my heart. I spent over 25 years living and working on the islands, and I’ve witnessed firsthand the resilience of Hawaii’s people in the face of adversity. As Maui begins the process of rebuilding, we’re providing support to the local community, our affected team members, and our club members. We’ve activated a Team Member Relief Fund and provided immediate housing assistance to dozens of our team members and their families directly impacted by the fires, along with first responders assisting in relief efforts. In total, we’ve provided nearly $500,000 of relief through direct support to team members and residents, along with donations to a number of organizations including the Aloha United Way’s Maui Fire Relief Fund and the Hawaii Community Foundation’s Maui Strong Fund. We believe in the spirit of the people of Maui, and we’re committed to providing support to all those affected as they rebuild in the aftermath of these tragic events.”

Hawaii Business Update

“We’re continuing to assess the impact of the wildfire on our business,” said Dan Mathewes, chief financial officer of Hilton Grand Vacations. “Currently, Kā’anapali Beach Club is not accepting guest reservations, and non-essential travel to the affected areas remains limited by regional authorities. As a result, we’re anticipating a significant decline in contract sales activity at our Maui properties for the remainder of the year. Outside of the affected Maui resorts, we have not yet seen an uptick in cancellation activity at our other Hawaiian properties. Nevertheless, the situation remains fluid, and we may see some additional disruptions across our broader Hawaii portfolio as we relocate and rebook our guests.”

In the trailing 12 months ended June 30, 2023, contract sales in all of HGV’s Hawaii sales centers represented approximately 16% of total contract sales. In that same period, the Company’s two Maui properties contributed over 20% of Hawaii’s contract sales. Our most recent guidance contemplated that Hawaii, and Maui in particular, would be larger contributors to growth in the second half of this year versus the first half, owing to the expected continuing market recovery. Currently, we estimate that the impact to Q3 2023 will be $20 to $25 million in contract sales and $12 to $15 million in Adjusted EBITDA.

Conference Participation

On Sept. 7, the Company will be meeting with investors at the 2023 Bank of America Gaming and Lodging Conference in New York City.

Important Notice

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements convey management’s expectations as to the future of HGV, and are based on management’s beliefs, expectations, assumptions and such plans, estimates, projections and other information available to management at the time HGV makes such statements. Forward-looking statements include all statements that are not historical facts, and may be identified by terminology such as the words “outlook,” “believe,” “expect,” “potential,” “goal,” “continues,” “may,” “will,” “should,” “could,” “would,” “seeks,” “approximately,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “future,” “guidance,” “target,” or the negative version of these words or other comparable words, although not all forward-looking statements may contain such words. The forward-looking statements contained in this press release include statements related to HGV’s revenues, earnings, taxes, cash flow and related financial and operating measures, and expectations with respect to future operating, financial and business performance and other anticipated future events and expectations that are not historical facts. HGV cautions you that our forward-looking statements involve known and unknown risks, uncertainties and other factors, including those that are beyond HGV’s control, which may cause the actual results, performance or achievements to be materially different from the future results. Any one or more of these risks or uncertainties could adversely impact HGV’s operations, revenue, operating profits and margins, key business operational metrics, financial condition or credit rating. For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in HGV’s most recent Annual Report on Form 10-K, which may be supplemented and updated by the risk factors in HGV’s quarterly reports, current reports and other filings HGV makes with the SEC. HGV’s forward-looking statements speak only as of the date of this communication or as of the date they are made. HGV disclaims any intent or obligation to update any “forward-looking statement” made in this communication to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

About Hilton Grand Vacations Inc.

Hilton Grand Vacations Inc. (NYSE:HGV) is recognized as a leading global timeshare company. With headquarters in Orlando, Florida, Hilton Grand Vacations develops, markets, and operates a system of brand-name, high-quality vacation ownership resorts in select vacation destinations. As one of Hilton’s 22 premier brands, Hilton Grand Vacations has a reputation for delivering a consistently exceptional standard of service, and unforgettable vacation experiences for guests and more than 520,000 Club Members. Membership with the Company provides best-in-class programs, exclusive services and maximum flexibility for our Members around the world. For more information, visit www.corporate.hgv.com.

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